UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report March 19, 2024
(Date of earliest event reported)

Enservco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36335	84-0811316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14133 County Road 9½
Longmont, Colorado 80504

(Address of principal executive offices) (Zip Code)

(303) 333-3678
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.005 par value	ENSV	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On March 19, 2024, Enservco Corporation (“Enservco”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Tony Sims, an individual resident of Colorado; Jim Fate, an individual resident of Colorado (together the “Sellers”), and Buckshot Trucking LLC, a Wyoming limited liability company (“Buckshot Trucking”), pursuant to which Enservco agreed to acquire from the Sellers all of the issued and outstanding membership interests of Buckshot Trucking (the “Acquisition”) for $5,000,000 (the “Base Amount”), subject to a net working capital adjustment, plus up to $500,000, in the form of Enservco common stock, contingent upon satisfaction of certain conditions set forth in the Purchase Agreement. The Base Amount consists of $3,750,000 in cash and $1,250,000 in shares of Enservco common stock based on the volume-weighted average of Enservco common stock for the 10-day period immediately preceding the closing date.

The issuance of the Enservco common stock pursuant to the Purchase Agreement is subject to the prior approval or consent of the holders of a majority of the outstanding shares of Enservco common stock. Under the Purchase Agreement, Enservco has agreed to use its reasonable best efforts to obtain from specified stockholders a written consent approving the issuance of the common stock as promptly as reasonably practicable after the date of the Purchase Agreement. In addition, Enservco will prepare and file an information statement in respect to the issuance of common stock under the Purchase Agreement with the U.S. Securities and Exchange Commission (“SEC”) in accordance with Rule 14c-2 of the Exchange Act of 1934, as amended (the “Information Statement”) or a proxy statement should Enservco proceed with a stockholder meeting in lieu of a written consent seeking approval.

Under the Purchase Agreement, Enservco has agreed to file a registration statement with the SEC for the purpose of registering for resale the shares issued pursuant to the Purchase Agreement. Enservco is required to file such registration statement with the SEC within 60 days following the closing date.

The Purchase Agreement contains customary representations, warranties, and covenants by each party. The Purchase Agreement also contains post-closing indemnification rights for each party for breaches of representations and warranties, covenants, as well as certain other matters, subject to certain specified limitations.

Each party’s obligation to consummate the Acquisition is conditioned upon certain closing conditions, including without limitation: (i) Buckshot Trucking having a trailing twelve (12) month adjusted EBITDA of at least $2,000,000 as of the closing date; (ii) Buckshot Trucking delivering a closing working capital amount of at least $1,230,000 as of the closing date; (iii) the Information Statement having been mailed to Enservco’s stockholders and at least 20 calendar days elapsing from the date of completion of such mailing; (iv) the performance by the other party of its obligations and covenants under the Purchase Agreement; (v) the absence of any decree prohibiting consummation of the closing; and (vi) the delivery of certain closing deliverables by the other party.

In connection with the Purchase Agreement, Enservco will enter into an employment agreement with Tony Sims, one of the former owners, to serve as President of Buckshot Trucking. As an inducement for his employment, Enservco has agreed to issue Mr. Sims options to acquire 250,000 shares of Enservco common stock at an exercise price equal to the fair market value of Enservco common stock on the date of the grant. The options will vest 50% on July 1, 2024 and 50% on July 1, 2025.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and the terms of which are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The shares of common stock to be issued under the Purchase Agreement are being offered and sold in reliance upon the exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder relating to sales by an issuer not involving any public offering and in reliance on similar exemptions under applicable state laws.

Item 8.01	Other Events.

On March 20, 2024, Enservco issued a press release announcing the execution of the Purchase Agreement and plans to post to its website an updated presentation by March 26, 2024 and a webcast with senior management discussing the Acquisition and Enservco’s outlook. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Member Interest Purchase Agreement dated as of March 19, 2024 among Enservco Corporation and Tony Sims, Jim Fate, and Buckshot Trucking LLC.
99.1	Press Release dated March 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 25, 2024.

Enservco Corporation

By:	/s/ Richard A. Murphy
Richard A. Murphy, Chair and CEO